FIRST COMMONWEALTH FINANCIAL CORPORATION AND SUBSIDIARIES

Exhibit 24.1—POWER OF ATTORNEY

KNOWN ALL PERSONS BY THESE PRESENT - that each person whose signature appears below constitutes and appoints John J. Dolan and David R. Tomb, Jr., and each of them, their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their name, place and power of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Form 10-K, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1934, this report has been signed by the following persons on behalf of and in the capacities and on the dates indicated.

SIGNATURE AND CAPACITY	DATE

/S/ JOHN J. DOLAN Director	March 1, 2007

/S/ DAVID R. TOMB, JR. Director	February 20, 2007

/S/ DAVID S. DAHLMANN Director	February 20, 2007

/S/ RAY T. CHARLEY Director	February 20, 2007

/S/ DALE P. LATIMER Director	February 20, 2007

/S/ JOHN A ROBERTSHAW, JR. Director	February 20, 2007

/S/ JULIA TRIMARCHI CUCCARO Director	February 20, 2007

/S/ EDWARD J. LIPKUS, III Senior Vice President, Chief Financial Officer and Principal Accounting Officer	March 1, 2007